Free Writing Prospectus pursuant to Rule 433 dated August 15, 2025

Registration Statement No. 333-284538

Autocallable Equity-Linked Notes due
OVERVIEW

The notes do not bear interest. The notes will mature on the stated maturity date unless they are automatically called on the call observation date. Your notes will be automatically called on the call observation date if the closing price of each of the Class C capital stock of Alphabet Inc. and the common stock of Constellation Energy Corporation on such date is greater than or equal to 90% of its initial index stock price (set on the trade date and will be an intra-day price or the closing price of one share of such index stock on the trade date), resulting in a payment on the call payment date for each $1,000 face amount of your notes equal to $1,140.8.

The amount that you will be paid on your notes at maturity, if they have not been automatically called, is based on the performance of the lesser performing index stock (the index stock with the lowest index stock return). The index stock return for each index stock is the percentage increase or decrease in its final index stock price (the closing price of such index stock on the determination date) from its initial index stock price. If the final index stock price of each index stock is greater than its initial index stock price, the return on your notes will be positive and will equal 2 times the lesser performing index stock return. If the final index stock price of any index stock is equal to or less than its initial index stock price, but the final index stock price of each index stock is greater than or equal to 60% of its initial index stock price, you will receive the face amount of your notes. If the final index stock price of any index stock is less than 60% of its initial index stock price, the return on your notes will be negative and you could receive significantly less than the face amount of your notes.

You should read the accompanying preliminary prospectus supplement dated August 14, 2025, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058JED3 / US40058JED37
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stocks:	the Class C capital stock of Alphabet Inc. (current Bloomberg ticker: “GOOG UW”) and the common stock of Constellation Energy Corporation (current Bloomberg ticker: “CEG UW”)
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	expected to be approximately 12 months following the trade date
Stated maturity date:	expected to be the second scheduled business day following the determination date

Hypothetical Payment on the Call Payment Date

If your notes are automatically called on the call observation date (i.e., on the call observation date the closing price of each index stock is greater than or equal to 90% of its initial index stock price), the amount in cash that we would deliver for each $1,000 face amount of your notes on the call payment date would be $1,140.8. If, for example, the closing price of each index stock on the call observation date were determined to be 160% of its initial index stock price, your notes would be automatically called and the amount in cash that we would deliver on your notes on the call payment date would be 114.08% of the face amount of your notes or $1,140.8 for each $1,000 of the face amount of your notes.

Hypothetical Payment Amount At Maturity
The Notes Have Not Been Automatically Called
Hypothetical Final Index Stock Price of the Lesser Performing Index Stock (as a % of the Initial Index Stock Price)	Hypothetical Cash Settlement Amount at Maturity (as a % of Face Amount)
150.000%	200.000%
125.000%	150.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
99.999%	100.000%
90.000%	100.000%
80.000%	100.000%
60.000%	100.000%
59.999%	59.999%
40.000%	40.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stocks, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the final index stock price of each index stock is greater than its initial index stock price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2 times (c) the lesser performing index stock return;
●
if the final index stock price of any index stock is equal to or less than its initial index stock price but the final index stock price of each index stock is greater than or equal to 60% of its initial index stock price, $1,000; or
●
if the final index stock price of any index stock is less than 60% of its initial index stock price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing index stock return

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $1,000 of the outstanding face amount, equal to $1,140.8

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing price of each index stock is greater than or equal to 90% of its initial index stock price
Initial index stock price:	with respect to an index stock, an intra-day price or the closing price of one share of such index stock on the trade date
Final index stock price:	with respect to an index stock, the closing price of one share of such index stock on the determination date
Index stock return:	with respect to an index stock, the quotient of (i) its final index stock price minus its initial index stock price divided by (ii) its initial index stock price, expressed as a percentage
Upside participation rate:	200%
Call observation date:	expected to be 6 to 7 months after the trade date
Call payment date:	expected to be the second scheduled business day after the call observation date
Estimated value range:	$940 to $970 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary prospectus supplement dated August 14, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stocks, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Lesser Performing Index Stock
▪
The Amount You Will Receive on the Call Payment Date Will Be Capped
▪
Your Notes Are Subject to Automatic Redemption
▪
The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Prices of the Index Stocks at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be
▪
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Index Stock
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
Your Notes May Not Have an Active Trading Market
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
If the Market Prices of the Index Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner
▪
We Will Not Hold Shares of the Index Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Index Stock
▪
In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of an Index Stock
▪
Past Index Stock Performance Is No Guide to Future Performance
▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes
▪
The Calculation Agent Can Postpone the Call Observation Date or the Determination Date, as the

Case May Be, If a Market Disruption Even or a Non-Trading Day Occurs or is Continuing

▪
There Is No Affiliation Between the Index Stock Issuers and Us
▪
You Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪
Your Notes Do Not Bear Interest

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuers of the Index Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪
Other Investors in the Notes May Not Have the Same Interests as You

Additional Risks Related to the Common Stock of Constellation Energy Corporation

▪
The Common Stock of Constellation Energy Corporation Has a Very Limited Trading History

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stocks, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stocks, the terms of the notes and certain risks.